Exhibit 99.1

VAALCO Energy, Inc. Appoints New Director

          HOUSTON, April 6 /PRNewswire-FirstCall/ -- VAALCO Energy, Inc. (Amex: EGY), announced the appointment of Mr. Luigi P. Caflisch to the Board of Directors of the Company.  Mr. Caflisch will stand for election to the Board at its annual stockholders meeting on June 8, 2005.

          Mr. Caflisch has a Doctorate Degree in Geology and until his retirement in 1999, spent 31 years with Gulf Oil and Chevron.  During his tenure he held various positions of responsibility in the international area including Managing Director for Africa-Middle East.  As a member of Chevron’s Management team, Mr. Caflisch shared responsibilities for directing the Company’s entire worldwide upstream operations.

          Robert L. Gerry, III, Chairman and CEO stated, “We are extremely fortunate to have Mr. Caflisch join our Board.  His knowledge of Africa and world wide exploration is unparalleled.  Since his retirement he has consulted for a variety of companies on projects in West Africa, the Middle East and the North Sea.  We look forward to his advice and input as VAALCO pursues investments to enhance shareholder value.”

          This press release includes “forward-looking statements” as defined by the U.S. securities laws.  Forward-looking statements are those concerning VAALCO’s plans, expectations, and objectives for future drilling, completion and other operations and activities.  All statements included in this press release that address activities, events or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements include future production rates, completion and production timetables and costs to complete well.  These statements are based on assumptions made by VAALCO based on its experience perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO’s control.  These risks include, but are not limited to, inflation, lack of availability goods, services and capital, environmental risks, drilling risks, foreign operational risks and regulatory changes.  Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.  These risks are further described in VAALCO’s annual report on form 10K/SB for the year ended December 31, 2003 and other reports filed with the SEC which can be reviewed at http://www.sec.gov , or which can be received by contacting VAALCO at 4600 Post Oak Place, Suite 309, Houston, Texas 77027, (713) 623-0801.

SOURCE  VAALCO Energy, Inc.
          -0-                                         04/06/2005
          /CONTACT:  W. Russell Scheirman of VAALCO Energy, Inc., +1-713-623-0801/
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